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                                  EXHIBIT 99.4

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RP(R) FINANCIAL, LC.
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Financial Services Industry Consultants


                                                        November 26, 2004




Board of Directors
OC Financial, Inc.
Ohio Central Savings
6033 Perimeter Drive
Dublin, Ohio  43017

Re:     Plan of Conversion
        Ohio Central Savings
        --------------------

Members of the Boards:

        All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the "Plan") adopted by the Board of Directors of Ohio Central Savings ("OCS" or the "Bank"), pursuant to which the Bank will reorganize from a subsidiary of TFS Financial Corporation ("TFS"), to a subsidiary of OC Financial, Inc. ("OC Financial" or the "Company"), a Maryland corporation, as part of Ohio Central Savings' conversion to stock form. Following the divestiture from TFS and effective remutualization through the redemption of 100 percent of its common stock currently owned by TFS, OCS will convert from a federally-chartered mutual savings bank to a federally chartered stock savings bank and issue all of the Bank's outstanding capital stock to OC Financial. Simultaneously, OC Financial will issue shares of common stock.

        We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in Ohio Central are to be issued to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

        (1)     the subscription rights will have no ascertainable market value;
                and,

        (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

        Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or OC Financial's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.


                                                Sincerely,

                                                /s/ RP FINANCIAL, LC.

                                                RP FINANCIAL, LC.


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